Exhibit 99.1

Text of Press Release

Contact:	John Simley
479-273-4314

Wal-Mart Board of Directors

Nominates Two New Members

Aida Alvarez and James Cash, Jr. Stand for Election at

the Company’s 2006 Annual Shareholders’ Meeting

BENTONVILLE, Ark., April 14, 2006 – Wal-Mart Stores, Inc., today announced that its Board of Directors has nominated Aida M. Alvarez, former administrator of the U.S. Small Business Administration, and James I. Cash, Jr., retired professor of business administration at the Harvard University Business School, for election to the Wal-Mart board at the company’s annual shareholders’ meeting June 2. The company also announced that current board members José H. Villarreal, J. Paul Reason and John D. Opie will not stand for re-election at the June 2 meeting.

“We are pleased that Aida and James have been nominated to join our company’s board,” said Rob Walton, chairman of the board of Wal-Mart Stores, Inc. “I believe their insight and years of experience will be extremely valuable to our company. Aida has had a distinguished career in government and the banking sector, and James is widely regarded as an expert in business management.

“We thank José Villarreal, Paul Reason and John Opie for their many years of service to the board,” Walton said. “We appreciate their outstanding leadership during their tenure as directors. Each has made a significant contribution to the work of the board, and the company will continue to benefit for many years from their insight and counsel.”

Aida M. Alvarez, 56, was Administrator of the U. S. Small Business Administration and a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding director of the Office of Federal Housing Enterprise Oversight, the financial regulator of Fannie Mae and Freddie Mac, from 1993 to 1997, and prior to that was a vice president in public finance at First Boston and Bear, Stearns & Co., Inc. She presently serves on the board of UnionBanCal Corporation and is a former director for Pacificare Health Systems, Inc. Ms. Alvarez also serves on the diversity advisory board for Deloitte & Touche, L.L.P.

“I am grateful for the opportunity to serve on the board of one of the world’s finest corporations,” said Ms. Alvarez. “I am especially proud of the company’s dedication to improving the lives of its customers and associates and to serving the communities they share.”

James I. Cash, Jr., Ph.D., 58, is the retired James E. Robison Professor of Business Administration at Harvard University Business School, where he served from July 1976 to October 2003. Dr. Cash also served as chairman of the MBA program and the senior associate dean and chairman of HBS Publishing while at the Harvard. He serves as a director of The Chubb Corporation, General Electric Company, Phase Forward Inc., and Microsoft Corporation.

“Wal-Mart has an unparalleled commitment to its customers, associates, suppliers and shareholders,” Dr. Cash said. “I am pleased to be nominated to the board, and look forward to serving with the leadership of this great company.”

Of the departing board members, Villarreal joined Wal-Mart’s board in 1998 and is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. As lead director, he presides over meetings of the board’s independent and non-management directors, and is the chair of the board’s Compensation, Nomination and Governance Committee.

Reason, a retired U.S. Navy four-star admiral, joined the company’s board in 2000, and serves on the board’s Audit Committee. He is vice chairman of Metro Machine Corporation, an employee-owned ship repair company.

Opie is the retired vice chairman and executive officer of the General Electric Company, and currently serves as lead director of the board of Delphi Corp. He joined Wal-Mart’s board in August, 2003 and serves on its Compensation, Nominating and Governance Committee.

“Paul and José are rotating off as part of our normal governance guidelines relating to the service of our outside directors,” Walton said. “John chose not to stand for re-election in order to focus his attention on his duties as lead director of Delphi.”

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

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